Exhibit 10.2

7 December 2022

Cenntro Electric Group Ltd
c/- MinterEllison
Level 40 ‘Governor Macquarie Tower’
1 Farrer Place
SYDNEY NSW 2000

Dear Directors

Engagement letter

Cenntro Electric Group Ltd ACN 619 054 938 (Client) wishes to engage me as a secretary of the company.

SERVICES

The work I will undertake in relation to this engagement is to perform duties as a secretary of the Client in accordance with the requirements of the Corporations Act 2001 (Cth) (Act) (Services).

FEES

My fees for providing the Services are:

•	AUD $4,000 (excl. GST) for a period of up to four months from the commencement of my engagement, payable on commencement of my engagement; plus

•	AUD $900 (excl. GST) for each following month, or part thereof, payable in arrears within 14 days after the last day of the relevant month; plus

•
fees based on the time spent performing any additional services requested by the Client from time to time on an hourly rate (currently AUD $275 (excl. GST)), to be agreed in writing prior to me undertaking any work; and

•
reimbursement of reasonable out-of-pocket expenses incurred by me in connection with providing the Services, provided details of the expenses are first provided to, and agreed in writing by, the Client prior to me incurring the expenses.

END OF ENGAGEMENT

Either the Client or I may terminate my engagement for any reason, upon 30 days’ written notice to the other party (or any notice period that is otherwise agreed in writing by the parties).

PO Box 524 Tugun 4224 Qld Australia  |  +61 408 807 790  |  matt.zauner@zauners.com  |  ABN 22107837443

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CONFIDENTIALITY

I will not disclose or make any public announcement of the existence, status or progress of this letter, except upon the Client’s prior written consent, or otherwise as required by law.

All non-public information of the Client which I receive in connection with this engagement (Confidential Information) will be used by me only for the purposes of this engagement, will be treated confidentially by me, and will not be disclosed to anyone other than the parties to this letter unless:

•	the Client specifically consents to such disclosure in writing prior to the disclosure of the relevant Confidential Information by me;

•	the relevant Confidential Information has become public through no fault or action of me; or

•
the relevant Confidential Information was already lawfully known to, or in the possession of, me prior to its being obtained from the Client (as evidenced by written records to the Client’s reasonable satisfaction).

INDEMNITY

Subject to the prohibitions in section 199A of the Act, the Client agrees to indemnify and hold me harmless from any and all costs, claims, losses, demands, and liabilities, including reasonable legal fees and expenses in defending against any such claims, losses, demands, and liabilities, in respect of the acts, transactions, duties, obligations, or responsibilities which I perform or undertake, or fail to perform or undertake, in my capacity as an officer of the Client.

The parties acknowledge and agree that the indemnification provided under this agreement will be relieved by a directors’ and officers’ insurance policy containing terms to be reasonably agreed by the parties and obtained by, and at the expense of, the Client.

GST

•	In this clause, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

•	Any consideration to be paid or provided under or in connection with this agreement, unless otherwise specified, does not include an amount on account of GST.

•	If a party (the Supplier) makes a supply under or in connection with this agreement on which GST is payable:

o
the consideration payable or to be provided for that supply but for the application of this clause (GST exclusive consideration) is increased by, and the recipient of the supply (Recipient) must also pay to the Supplier, an amount equal to the GST exclusive consideration multiplied by the prevailing rate of GST (GST Amount); and

o
subject to the Supplier providing a tax invoice to the Recipient in respect of the supply, the GST Amount must be paid to the Supplier by the Recipient without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

•
If a payment to a party under this agreement is a reimbursement or indemnification or otherwise calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST group that party is a member of (as the case may be), is entitled in respect of that loss, cost or expense.

•	This GST clause does not merge on completion or termination of this agreement.

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NEXT STEPS

Please sign and return a copy of this letter to accept my engagement on the terms set out in this letter. Please contact me on +61 408 807 790 or at matt.zauner@zauners.com if you have any queries in relation to the above.

Yours sincerely
ZAUNERS

/s/ Matt Zauner

Matt Zauner LLB (Hons) Mtax
Principal

ACCEPTANCE

Signed for and on behalf of Cenntro Electric Group Ltd by its authorised representative:

/s/ Peter Zuguang Wang
Signature	Date

12.07.22

Peter Zuguang Wang
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